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                                                                                                                     Exhibit 12.1


                                         THE LACLEDE GROUP, INC. AND SUBSIDIARY COMPANIES

                                  SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  -------------------------------------------------------------
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                                           Twelve Months
                                           Ended Dec. 31                              Fiscal Year Ended September 30,
                                           -------------                              -------------------------------
                                         2001          2000               2001          2000        1999         1998        1997
                                         ----          ----               ----          ----        ----         ----        ----
                                                                                          (Thousands of Dollars)
Income before interest
  charges and income taxes            $55,244       $80,025            $73,742       $64,077     $61,016      $64,603     $69,908
Add: One third of applicable
       rentals charged to
       operating expense
       (which approximates
       the interest factor)               314           316                313           310         301          297         294
                                      -------------------------------------------------------------------------------------------

       Total Earnings                 $55,558       $80,341            $74,055       $64,387     $61,317      $64,900     $70,202
                                      ===========================================================================================

Interest on long-term debt            $19,201       $15,756            $18,372       $15,164     $13,966      $14,797     $14,169
Other interest                          8,212         9,870             10,067         8,844       6,627        6,473       4,919

One-third of applicable
  rentals charged to
  operating expense
  (which approximates the
  interest factor)                        314           316                313           310         301          297         294
                                      -------------------------------------------------------------------------------------------

  Total Fixed Charges                 $27,727       $25,942            $28,752       $24,318     $20,894      $21,567     $19,382
                                      ===========================================================================================

Ratio of Earnings to
  Fixed Charges                           2.0           3.1                2.6           2.6         2.9          3.0         3.6
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